Exhibit 99.1

Baker Hughes Company Announces Second Quarter 2021 Results
•Orders of $5.1 billion for the quarter, up 12% sequentially and up 4% year-over-year.
•Revenue of $5.1 billion for the quarter, up 8% sequentially and up 9% year-over-year.
•GAAP operating income of $194 million for the quarter, up 18% sequentially and favorable year-over-year.
•Adjusted operating income (a non-GAAP measure) of $333 million for the quarter was up 23% sequentially and favorable year-over-year.
•Adjusted EBITDA* (a non-GAAP measure) of $611 million for the quarter was up 9% sequentially and up 38% year-over-year.
•GAAP loss per share of $(0.08) for the quarter which included $0.18 per share of adjusting items. Adjusted earnings per share (a non-GAAP measure) was $0.10.
•Cash flows generated from operating activities were $506 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $385 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures." Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
*Adjusted EBITDA (a non-GAAP measure) is defined as operating income (loss) excluding depreciation & amortization and operating income adjustments.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
LONDON & HOUSTON (July 21, 2021) – Baker Hughes Company (NYSE: BKR) ("Baker Hughes" or the "Company") announced results today for the second quarter of 2021.

	Three Months Ended			Variance
(in millions except per share amounts)	June 30, 2021	March 31, 2021	June 30, 2020	Sequential	Year-over-year
Orders	$5,093	$4,541	$4,888	12%	4%
Revenue	5,142	4,782	4,736	8%	9%
Operating income (loss)	194	164	(52)	18%	F
Adjusted operating income (non-GAAP)	333	270	104	23%	F
Adjusted EBITDA (non-GAAP)	611	562	444	9%	38%
Net loss attributable to Baker Hughes	(68)	(452)	(195)	85%	65%
Adjusted net income (loss) (non-GAAP) attributable to Baker Hughes	83	91	(31)	(9)%	F
EPS attributable to Class A shareholders	(0.08)	(0.61)	(0.30)	86%	71%
Adjusted EPS (non-GAAP) attributable to Class A shareholders	0.10	0.12	(0.05)	(16)%	F
Cash flow from operating activities	506	678	230	(25)%	F
Free cash flow (non-GAAP)	385	498	63	(23)%	F
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“We are pleased with our second quarter results as we continued to generate significant free cash flow, execute on our strategy, and lead in the energy transition. During the quarter, TPS and OFE delivered solid orders and operating income while OFS continued to improve margins. We continued to invest and collaborate in strategic areas for new energy frontiers, advancing our partnerships in hydrogen, carbon capture, utilization and storage, and clean integrated power. I want to thank our employees and partners for their continued hard work and commitment to safety,” said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

“As we look ahead to the second half of 2021, we see continued signs of global economic recovery that should drive further demand growth for oil and natural gas. Although we recognize the risks presented by the variant strains of the COVID-19 virus, we expect spending and activity levels to gain momentum through the year as the macro environment improves, likely setting up the industry for stronger growth in 2022.

“We remain focused on executing our strategy as the macro economy improves and our customers continue on their journey to a net-zero future. We look forward to supporting our customers, advancing our strategic priorities, and delivering for our shareholders,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Quarter Highlights

Supporting our Customers

The OFS segment executed an innovative Integrated Well Services tripartite agreement with bp and Odfjell Drilling to work together and transform platform drilling and completions activity in the North Sea’s Clair Field, the largest oil field in Western Europe. The five-year agreement will aim to improve production across the Field and will use Integrated Operations Level Three (IO3), the most progressive and technologically-advanced model for shaping offshore work and onshore support.

OFS continued to secure contracts for its differentiated portfolio of electrical submersible pump systems (ESPs) in multiple regions. In the Middle East, OFS secured a contract with an oil and gas operator to install over 500 ESPs across onshore operations, enhancing the customer’s capabilities to increase production and provide reliable energy. In Latin America, OFS secured an eight-year sole provider rental contract with a customer in Ecuador for ESPs, horizontal pumping systems, variable speed drives, and ProductionLink digital solutions, ensuring reliable and efficient operations.

OFS also increased its leadership position in Latin America, securing a large offshore Integrated Drilling Services contract with Petrobras in Brazil. The contract will aim to increase integration, expand remote services, and promote drilling efficiency.

The OFE segment secured multiple significant contracts with Petrobras in the second quarter and continued to gain traction with its Subsea Connect portfolio of technologies. OFE signed a frame agreement for two flexible pipe contracts across five of Petrobras’ offshore fields, totaling more than 300 kilometers of pipe to ensure reliable connections and optimal flow under high pressures, extreme temperatures and corrosive conditions. OFE was also awarded a subsea oilfield equipment contract from Petrobras as part of the Marlim and Voador field revitalization plan in the Campos Basin, including production and injection manifolds, control modules, subsea connection systems and associated services.

The TPS segment maintained its LNG leadership with several new equipment contracts in multiple regions, including the supply of main refrigerant and power generation technology for Nigeria LNG’s Train 7 project and aeroderivative gas turbine and compression technology for New Fortress Energy’s first “Fast LNG” modular offshore liquefaction project.

TPS secured a key contract for an ethylene cracker facility in India, displacing a competitor and providing compressor trains based on high efficiency steam turbine and centrifugal compression technologies. TPS also secured a key industrial win for its NovaLT12 technology for a combined heat and power application which will power a factory in the Kingdom of Saudi Arabia. TPS grew its year-over-year upgrades volume with multiple awards to support customer decarbonization efforts.

The DS segment continued to secure important contracts to advance customers’ energy transition goals, helping to reduce methane and carbon emissions as well as improve efficiencies. DS saw a number of awards in its flare.IQ advanced flare gas monitoring and optimization system, with contracts secured in the Middle East, China, North America and Europe.

DS secured a flare.IQ contract with bp, marking the first time flare.IQ will be used in the upstream oil and gas sector and continuing the two companies’ partnership to measure and reduce bp’s emissions from flaring at its global flaring operations. flare.IQ will be embedded into bp’s existing System 1 condition monitoring software from Bently Nevada, requiring no additional hardware for the customer.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
DS continued to expand its industrial asset management wins across multiple end-markets. Bently Nevada secured a contract with a large corrugated paper manufacturing company for its condition monitoring and protection solutions, including wireless sensors, remote monitoring and diagnostics services to optimize production and reduce maintenance costs. The recently acquired ARMS Reliability business in Bently Nevada also grew its industrial asset management orders, including a subscription for its OnePM software to be deployed by a global chemicals customer with initial roll-out in China and Chile.

Executing on Priorities

Baker Hughes led another consecutive quarter in transforming its core operations, investing for growth in strategic areas, and positioning the Company for new frontiers.

The Company announced multiple collaborations and investments to decarbonize industries and develop low and zero-carbon technologies for the energy transition:

•Announced intention for Baker Hughes to become a cornerstone investor in the FiveT Hydrogen Fund alongside Chart Industries and Plug Power, helping to advance the hydrogen economy and infrastructure projects necessary for the hydrogen value chain.
•Announced an investment in Electrochaea, a growth-stage technology company, to expand Baker Hughes’ carbon capture, utilization and storage (CCUS) portfolio with power-to-gas solutions. Baker Hughes will combine its post-combustion carbon capture technology with Electrochaea’s bio-methanation technology to transform CO2 emissions into lower-carbon synthetic natural gas. Baker Hughes will take an approximately 15% stake in Electrochaea and assume a seat on Electrochaea’s Board of Directors.
•Signed a strategic global agreement with Air Products to develop next generation hydrogen compression solutions to lower the cost of production and accelerate adoption of hydrogen as a zero-carbon fuel. Baker Hughes will provide advanced technologies for global hydrogen projects including the NovaLT16 turbine for Air Products’ net-zero hydrogen energy complex in Alberta, Canada, as well as advanced compression technology for the NEOM carbon-free hydrogen project in the Kingdom of Saudi Arabia.
•Signed an agreement with Borg CO2, a Norwegian carbon capture and storage developer for industrial clusters, to collaborate on a CCUS project to service as a decarbonization hub for multiple industrial sites in the Viken region of Norway. The project aims to capture and store up to 90% of the CO2 from the industrial sites, eventually being liquified, shipped and stored underneath the seabed of the North Sea. Borg CO2 will leverage Baker Hughes’ CCUS technology portfolio, including the Chilled Ammonia Process and Compact Carbon Capture solutions.
•Signed an agreement with Bloom Energy to collaborate on the potential deployment of integrated, low-carbon power generation and hydrogen solutions. The two companies will focus on developing integrated power solutions using Bloom Energy’s solid oxide fuel cell technology and Baker Hughes NovaLT gas turbine technology; integrated hydrogen solutions using Bloom Energy’s solid oxide electrolyzer cells with Baker Hughes’ hydrogen compression technology; and opportunities to leverage both companies’ portfolios for low-carbon and emissions reduction solutions. Pilot projects are expected to be launched in the next 2-3 years.
•Signed an agreement with Samsung Engineering to identify joint business development opportunities for energy and industrial customers to reduce their emissions. The two companies will focus on hydrogen and CCUS projects, leveraging Baker Hughes’ compression, NovaLT gas turbines, flexible pipe, and condition monitoring technologies and services. The two companies will initially focus on key Korean customers and projects including refineries, petrochemical plants, and industrial environmental facilities.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
•Signed an agreement with Rosetti Marino, a provider of integrated project execution, engineering, procurement, fabrication, installation and commissioning services for the oil and gas, renewables, chemical, power generation and shipbuilding sectors. The two companies will collaborate on jointly developing CCUS projects, initially focusing on opportunities in Italy to boost the activation of a local supply chain and drive progress in energy transition in the region.

Baker Hughes signed a major agreement with PJSC LUKOIL to collaborate on multiple energy efficient technologies for the oil and gas sector to increase efficiencies, reduce carbon emissions, raise productivity and support the energy transition.

The companies will partner to test artificial lift systems (ALS) technology using Baker Hughes’s ESPs with LUKOIL’s leading energy efficient Permanent Magnet Motors (PMM), reducing energy consumption by 15-20% compared to existing artificial lift processes. The companies will also explore emissions mapping and abatement projects at LUKOIL’s overseas projects and a collaboration to produce Baker Hughes’ spoolable composite pipes in Russia, leveraging LUKOIL’s polymer production to provide an efficient and lower carbon alternative to traditional steel pipes.

TPS continued its focus on services growth, maintaining long-term relationships with LNG customers and achieving a major milestone by securing a six-year services contract extension in North America for a key producer. TPS also grew its year-over-year upgrades volume with significant deals across multiple regions, in particular Europe and the Middle East, for various applications including pipelines and offshore, as well as solutions to support customers’ operational decarbonization efforts.

Leading with Innovation

Baker Hughes continued to develop and deploy technologies to advance the energy transition, improve efficiencies, reduce emissions and accelerate digital transformation for industrial customers.

The BakerHughesC3.ai joint venture alliance (BHC3) announced that KBC, a wholly-owned subsidiary of Yokogawa Electric corporation, has adopted BHC3’s artificial intelligence (AI) technology to enhance its existing software portfolio for oil and gas process simulation, supply chain optimization and energy management. BHC3’s AI solutions will provide continuous automated updates to physics-based simulations through a flexible model to scale for any industrial configuration and environment. KBC expects the software deployment to generate significant annual economic value for customers, estimating that improved operations will yield more than $0.65 per barrel.

DS continued to drive digital transformation for industrial customers through its Nexus Controls and Bently Nevada product lines. In Latin America, DS secured a contract to upgrade Ecopetrol’s turbomachinery control systems for an upstream facility in Colombia. The contract includes control systems, cybersecurity, and excitation systems from Nexus Controls as well as the 3500 condition monitoring system and System 1 software from Bently Nevada.

Waygate Technologies launched a new digital service using advanced robotics to provide safe and efficient inspection as well as cleaning of industrial boilers. The service, known as Boiler Robotic Inspection & Cleaning (BRIC), leverages sophisticated ultrasonic and visual sensors and was developed in close collaboration with BASF, a world leader in chemicals. BRIC eliminates physical risks of inspections, provides more precise data than competing technologies, and dramatically cuts costs for customers in the chemical, pulp & paper, energy and other manufacturing industries.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
TPS continued to advance technologies for the energy transition. As part of a research and innovation consortium funded by the EU Horizon 2020 program, TPS is developing supercritical CO2 technologies for flexible and efficient energy storage systems, with a first of its kind compressor to be used in thermal power plants. The compressor prototype is being tested at Baker Hughes’ facilities in Italy and is expected to increase overall plant efficiency, reduce emissions and water consumption, and provide more flexibility to adapt for changing energy conditions.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	June 30, 2021	March 31, 2021	June 30, 2020	Sequential	Year-over-year
Oilfield Services	$2,359	$2,200	$2,411	7%	(2)%
Oilfield Equipment	681	345	699	97%	(3)%
Turbomachinery & Process Solutions	1,513	1,447	1,313	5%	15%
Digital Solutions	540	549	465	(2)%	16%
Total	$5,093	$4,541	$4,888	12%	4%
Orders for the quarter were $5,093 million, up 12% sequentially and up 4% year-over-year. The sequential increase was a result of higher order intake in Oilfield Equipment, Oilfield Services and Turbomachinery & Process Solutions, partially offset by a reduction in Digital Solutions. Equipment orders were up 15% sequentially and service orders were up 10%.
Year-over-year, the increase in orders was a result of higher order intake in Turbomachinery & Process Solutions and Digital Solutions, partially offset by a decline in Oilfield Equipment and Oilfield Services. Year-over-year equipment orders were down 6% and service orders were up 12%.
The Company's total book-to-bill ratio in the quarter was 1.0; the equipment book-to-bill ratio in the quarter was 0.9.
Remaining Performance Obligations (RPO) in the second quarter ended at $23.8 billion, an increase of $0.6 billion from the first quarter of 2021. Equipment RPO was $7.6 billion, up 1% sequentially. Services RPO was $16.2 billion, up 3% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	June 30, 2021	March 31, 2021	June 30, 2020	Sequential	Year-over-year
Oilfield Services	$2,358	$2,200	$2,411	7%	(2)%
Oilfield Equipment	637	628	696	1%	(8)%
Turbomachinery & Process Solutions	1,628	1,485	1,161	10%	40%
Digital Solutions	520	470	468	11%	11%
Total	$5,142	$4,782	$4,736	8%	9%
Revenue for the quarter was $5,142 million, an increase of 8%, sequentially. The increase in revenue was driven by higher volume across all segments.
Compared to the same quarter last year, revenue was up 9%, driven by higher volume in Turbomachinery & Process Solutions and Digital Solutions segments, partially offset by Oilfield Equipment and Oilfield Services.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	June 30, 2021	March 31, 2021	June 30, 2020	Sequential	Year-over-year
Oilfield Services	$171	$143	$46	20%	F
Oilfield Equipment	28	4	(14)	F	F
Turbomachinery & Process Solutions	220	207	149	6%	48%
Digital Solutions	25	24	41	3%	(39)%
Total segment operating income	444	379	221	17%	F
Corporate	(111)	(109)	(117)	(2)%	5%
Inventory impairment	—	—	(16)	—%	F
Restructuring, impairment & other	(125)	(80)	(103)	(56)%	(21)%
Separation related	(15)	(27)	(37)	46%	60%
Operating income (loss)	194	164	(52)	18%	F
Adjusted operating income*	333	270	104	23%	F
Depreciation & amortization	278	292	340	(5)%	(18)%
Adjusted EBITDA*	$611	$562	$444	9%	38%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the second quarter of 2021 was $194 million. Operating income increased $30 million sequentially and increased $245 million year-over-year. Total segment operating income was $444 million for the second quarter of 2021, up 17% sequentially and favorable year-over-year.
Adjusted operating income (a non-GAAP measure) for the second quarter of 2021 was $333 million, which excludes adjustments totaling $139 million before tax, mainly related to restructuring and separation related charges. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted operating income for the second quarter of 2021 was up 23% sequentially, driven by volume increases across all segments. Adjusted operating income was favorable year-over-year driven by volume in the Turbomachinery & Process Solutions segment, and margin expansion in the Oilfield Services and Oilfield Equipment segments, partially offset by margin contraction in the Digital Solutions segment.
Depreciation and amortization for the second quarter of 2021 was $278 million.
Adjusted EBITDA (a non-GAAP measure) for the second quarter of 2021 was $611 million, which excludes adjustments totaling $139 million before tax, mainly related to restructuring and separation related charges. Adjusted EBITDA for the second quarter was up 9% sequentially and up 38% year-over-year.
Corporate costs were $111 million in the second quarter of 2021, up 2% sequentially and down 5% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Other Financial Items

Income tax expense in the second quarter of 2021 was $143 million.

Other non-operating loss in the second quarter of 2021 was $63 million. Included in other non-operating loss was a non-recurring charge for a loss contingency related to certain tax matters and losses from the net change in fair value of our investment in C3.ai.

GAAP diluted loss per share was $(0.08). Adjusted diluted earnings per share was $0.10. Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures" as well as the "other adjustments (non-operating)" found in Table 1c.

Cash flow from operating activities was $506 million for the second quarter of 2021. Free cash flow (a non-GAAP measure) for the quarter was $385 million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $121 million for the second quarter of 2021.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	June 30, 2021	March 31, 2021	June 30, 2020	Sequential	Year-over-year
Revenue	$2,358	$2,200	$2,411	7%	(2)%
Operating income	$171	$143	$46	20%	F
Operating income margin	7.3%	6.5%	1.9%	0.8pts	5.4pts
Depreciation & amortization	$195	$201	$248	(3)%	(21)%
EBITDA*	$366	$344	$293	7%	25%
EBITDA margin*	15.5%	15.6%	12.2%	(0.1)pts	3.4pts
Oilfield Services (OFS) revenue of $2,358 million for the second quarter increased by $158 million, or 7%, sequentially.
North America revenue was $693 million, up 11% sequentially. International revenue was $1,665 million, an increase of 6% sequentially, driven by higher revenues in Asia Pacific, Europe, and Latin America.
Segment operating income before tax for the quarter was $171 million. Operating income for the second quarter was up $28 million, or 20% sequentially, primarily driven by higher volume.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	June 30, 2021	March 31, 2021	June 30, 2020	Sequential	Year-over-year
Orders	$681	$345	$699	97%	(3)%
Revenue	$637	$628	$696	1%	(8)%
Operating income (loss)	$28	$4	$(14)	F	F
Operating income margin	4.3%	0.7%	(2.1)%	3.7pts	6.4pts
Depreciation & amortization	$26	$32	$34	(21)%	(25)%
EBITDA*	$53	$37	$20	45%	F
EBITDA margin*	8.4%	5.8%	2.9%	2.5pts	5.5pts
Oilfield Equipment (OFE) orders of $681 million were down $18 million, or 3%, year-over-year, driven by lower order intake in the Subsea Production Systems, and Subsea Pressure Control Projects businesses, and from the disposition of the Surface Pressure Control Flow business in the fourth quarter of 2020, partially offset by growth in Services and Flexible Pipe Systems. Equipment orders were down 7% and services orders were up 8% year-over-year.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
OFE revenue of $637 million for the quarter decreased $59 million, or 8%, year-over-year. The decrease was driven by lower volume in the Subsea Drilling Systems business, and from the disposition of the Surface Pressure Control flow business in the fourth quarter of 2020, offset by higher volume in the Flexible Pipe Systems business.
Segment operating income before tax for the quarter was $28 million, an increase of $42 million year-over-year. The increase was driven by higher cost productivity.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	June 30, 2021	March 31, 2021	June 30, 2020	Sequential	Year-over-year
Orders	$1,513	$1,447	$1,313	5%	15%
Revenue	$1,628	$1,485	$1,161	10%	40%
Operating income	$220	$207	$149	6%	48%
Operating income margin	13.5%	13.9%	12.8%	(0.5)pts	0.7pts
Depreciation & amortization	$30	$30	$27	1%	13%
EBITDA*	$250	$237	$176	5%	42%
EBITDA margin*	15.4%	16.0%	15.1%	(0.6)pts	0.2pts
Turbomachinery & Process Solutions (TPS) orders were up $200 million, or 15%, year-over-year. Equipment orders were up 8% and service orders were up 20%.
TPS revenue of $1,628 million for the quarter increased $467 million, or 40%, year-over-year. The increase was driven by higher equipment volume. Equipment revenue in the quarter represented 48% of total segment revenue, and service revenue represented 52% of total segment revenue.
Segment operating income before tax for the quarter was $220 million, up $71 million, or 48%, year-over-year. The increase was driven by higher volume and cost productivity, offset partially by higher equipment mix.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	June 30, 2021	March 31, 2021	June 30, 2020	Sequential	Year-over-year
Orders	$540	$549	$465	(2)%	16%
Revenue	$520	$470	$468	11%	11%
Operating income	$25	$24	$41	3%	(39)%
Operating income margin	4.8%	5.2%	8.8%	(0.3)pts	(4)pts
Depreciation & amortization	$22	$21	$24	4%	(7)%
EBITDA*	$47	$46	$65	4%	(28)%
EBITDA margin*	9.1%	9.7%	14.0%	(0.6)pts	(4.8)pts

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Digital Solutions (DS) orders of $540 million were up $75 million, or 16%, year-over-year, driven by higher order intake in the Waygate Technologies, Bently Nevada, Druck and Nexus Controls businesses.
DS revenue of $520 million for the quarter increased $51 million, or 11%, year-over-year, primarily driven by higher volume across the Process & Pipeline Services, Waygate Technologies and Bently Nevada businesses, partially offset by the Nexus Controls business.
Segment operating income before tax for the quarter was $25 million, down $16 million, or 39%, year-over-year. The decrease year-over-year was primarily driven by lower cost productivity.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Operating income (loss) (GAAP)	$194	$164	$(52)
Separation related	15	27	37
Restructuring, impairment & other	125	80	103
Inventory impairment	—	—	16
Total operating income adjustments	139	106	156
Adjusted operating income (non-GAAP)	$333	$270	$104
Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Operating Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Operating income (loss) (GAAP)	$194	$164	$(52)
Depreciation & amortization	278	292	340
EBITDA (non-GAAP)	472	456	288
Total operating income adjustments (1)	139	106	156
Adjusted EBITDA (non-GAAP)	$611	$562	$444
(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles operating income (loss), which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Table 1c. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to Adjusted Net Income (Loss) Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	June 30, 2021	March 31, 2021	June 30, 2020
Net loss attributable to Baker Hughes (GAAP)	$(68)	$(452)	$(195)
Total operating income adjustments (1)	139	106	156
Other adjustments (non-operating) (2)	71	663	156
Tax on total adjustments	(19)	(33)	(11)
Total adjustments, net of income tax	191	736	301
Less: adjustments attributable to noncontrolling interests	40	193	138
Adjustments attributable to Baker Hughes	151	543	164
Adjusted net income (loss) attributable to Baker Hughes (non-GAAP)	$83	$91	$(31)

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	811	746	655
Adjusted earnings (loss) per Class A share— diluted (non-GAAP)	$0.10	$0.12	$(0.05)
(1)See Table 1a for the identified adjustments to operating income.
(2)2Q'21 primarily due to a non-recurring charge for a loss contingency related to certain tax matters and losses from the net change in fair value of our investment in C3.ai. 1Q'21 primarily related to the losses from the net change in fair value of our investment in C3.ai, partially offset by the reversal of current accruals due to the settlement of certain legal matters. 2Q'20 primarily driven by the loss on sale of a business, partially offset by a tax benefit related to the CARES Act.
Table 1c reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Cash flow from operating activities (GAAP)	$506	$678	$230
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(121)	(180)	(167)
Free cash flow (non-GAAP)	$385	$498	$63
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2021	2020	2021	2020
Revenue	$5,142	$4,736	$9,924	$10,160
Costs and expenses:
Cost of revenue	4,166	4,058	8,090	8,727
Selling, general and administrative	642	590	1,229	1,265
Goodwill impairment	—	—	—	14,773
Restructuring, impairment and other	125	103	205	1,429
Separation related	15	37	42	77
Total costs and expenses	4,948	4,788	9,566	26,271
Operating income (loss)	194	(52)	358	(16,111)
Other non-operating loss, net	(63)	(244)	(689)	(219)
Interest expense, net	(65)	(69)	(138)	(128)
Income (loss) before income taxes	66	(365)	(469)	(16,458)
Benefit (provision) for income taxes	(143)	21	(213)	16
Net loss	(77)	(344)	(682)	(16,442)
Less: Net loss attributable to noncontrolling interests	(9)	(149)	(162)	(6,020)
Net loss attributable to Baker Hughes Company	$(68)	$(195)	$(520)	$(10,422)

Per share amounts:
Basic and diluted loss per Class A common stock	$(0.08)	$(0.30)	$(0.67)	$(15.93)

Weighted average shares:
Class A basic & diluted	806	655	773	654

Cash dividend per Class A common stock	$0.18	$0.18	$0.36	$0.36

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	June 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$3,913	$4,132
Current receivables, net	5,407	5,622
Inventories, net	4,212	4,421
All other current assets	1,980	2,280
Total current assets	15,512	16,455
Property, plant and equipment, less accumulated depreciation	5,086	5,358
Goodwill	6,052	5,977
Other intangible assets, net	4,202	4,397
Contract and other deferred assets	1,836	2,001
All other assets	3,981	3,819
Total assets	$36,669	$38,007
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,593	$3,532
Short-term debt and current portion of long-term debt	51	889
Progress collections and deferred income	3,467	3,454
All other current liabilities	2,694	2,352
Total current liabilities	9,805	10,227
Long-term debt	6,722	6,744
Liabilities for pensions and other employee benefits	1,163	1,217
All other liabilities	1,579	1,577
Equity	17,400	18,242
Total liabilities and equity	$36,669	$38,007

Outstanding Baker Hughes Company shares:
Class A common stock	828	724
Class B common stock	214	311

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
(In millions)	2021	2021	2020
Cash flows from operating activities:
Net loss	$(77)	$(682)	$(16,442)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	278	570	694
Goodwill impairment	—	—	14,773
Other asset impairments	34	22	1,127
Loss on sale of business	—	—	217
Loss on equity securities	27	815	—
Working capital	166	571	388
Other operating items, net	78	(112)	(49)
Net cash flows from operating activities	506	1,184	708
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(121)	(301)	(493)
Other investing items, net	165	171	56
Net cash flows from (used in) investing activities	44	(130)	(437)
Cash flows from financing activities:
Net repayments of debt and other borrowings	(9)	(45)	(149)
Proceeds from (repayment of) commercial paper	(832)	(832)	737
Proceeds from issuance of long-term debt	—	—	500
Dividends paid	(149)	(280)	(236)
Distributions to GE	(39)	(95)	(136)
Other financing items, net	(1)	(33)	(21)
Net cash flows from (used in) financing activities	(1,030)	(1,285)	695
Effect of currency exchange rate changes on cash and cash equivalents	11	12	(83)
Increase (decrease) in cash and cash equivalents	(469)	(219)	883
Cash and cash equivalents, beginning of period	4,382	4,132	3,249
Cash and cash equivalents, end of period	$3,913	$3,913	$4,132
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$9	$48	$211
Interest paid	$106	$157	$141

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time on Wednesday, July 21, 2021, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2020; the Company's subsequent quarterly report on Form 10-Q for the quarterly period ended March 31, 2021; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Restructuring - Our restructuring plans may not be successful and achieve the expected result; continued deterioration of market conditions, whether due to the continued spread of COVID-19 or other events could result in further restructuring costs and impairments.

COVID-19 - The continued spread of the COVID-19 virus and the continuation of the measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns, and the related uncertainties.

GE Separation - The failure to successfully eliminate dependencies on GE or a failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes Company News Release
Baker Hughes Company Announces Second Quarter 2021 Results
Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (NYSE: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com